As Filed With the Securities and Exchange Commission on October 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Qualigen Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-3474527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2042 Corte Del Nogal

Carlsbad, California 92011

(Address of principal executive offices and zip code)

2020 Stock Incentive Plan

(Full title of the Plan)

Michael S. Poirier

Chairman of the Board, President and Chief Executive Officer

Qualigen Therapeutics, Inc.

2042 Corte Del Nogal

Carlsbad, California 92011

(Name and address of agent for service)

(760) 918-9165

(Telephone number, including area code, of agent for service)

Copies to:

Hayden J. Trubitt, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

4365 Executive Drive

San Diego, California 92121

(858) 926-3006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered		Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
—	To be issued under the 2020 Stock Incentive Plan but not already subject to outstanding stock options	427,657	(2)	$4.50	(6)	$1,924,456.50	$209.96
—	Subject to outstanding stock options under the 2020 Stock Incentive Plan with an exercise price of $5.13 per share	2,800,000	(3)	$5.13		$14,364,000.00	$1,567.11
—	Subject to outstanding stock options under the 2020 Stock Incentive Plan with an exercise price of $4.97 per share	779,500	(4)	$4.97		$3,874,115.00	$422.67
—	Subject to outstanding stock options under the 2020 Stock Incentive Plan with an exercise price of $4.70 per share	50,000	(5)	$4.70		$235,000.00	$25.64
	TOTAL	4,057,157				$20,397,571.50	$2,225.38

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2020 Stock Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents (i) 101,428,918 shares of Common Stock initially reserved for the issuance of future equity awards under the 2020 Plan equating to, after the May 22, 2020 reverse stock split of the Registrant’s Common Stock, 4,057,157 shares of Common Stock, minus (ii) 3,629,500 shares of Common Stock underlying awards already granted pursuant to the 2020 Plan (see footnotes 3, 4 and 5). The number of reported shares has been determined for purposes of calculating the amount of the registration fee and reflects the maximum number of shares that could be issued under the 2020 Plan, subject to adjustment as set forth in the 2020 Plan.

(3)	Represents 2,800,000 shares of Common Stock reserved for issuance pursuant to awards outstanding under the 2020 Plan as of the date of this Registration Statement.

(4)	Represents 779,500 shares of Common Stock reserved for issuance pursuant to awards outstanding under the 2020 Plan as of the date of this Registration Statement.

(5)	Represents 50,000 shares of Common Stock reserved for issuance pursuant to awards outstanding under the 2020 Plan as of the date of this Registration Statement.

(6)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.50 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on September 25, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Qualigen Therapeutics, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 31, 2020, as amended by Amendment No. 1 to Form 10-K, filed with the Commission on April 24, 2020 (the “Annual Report”);

●	The Registrant’s prospectus dated April 9, 2020 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-4 declared effective April 9, 2020, as amended (File No. 333-236235);

●	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

●	The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-4 declared effective April 9, 2020, as amended (File No. 333-236235), and any amendments or reports filed for the purpose of updating such description, including with respect to the 1:25 reverse stock split effected on May 22, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation provides that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant or is or was serving as an officer or director of another entity at the Registrant’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant’s certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Registrant does not pay a proper claim for indemnification in full within 30 days after receiving a written claim for such indemnification, the Registrant’s certificate of incorporation and bylaws authorize the claimant to bring an action against the Registrant and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law; or

●	from any transaction from which the director derived an improper personal benefit.

The Registrant carries insurance policies insuring the Registrant’s directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

In addition, the Registrant has entered into indemnification agreements with each of the Registrant’s current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with future directors and executive officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed on the Exhibit Index immediately following the signature page to this Registration Statement are filed as part of this Registration Statement, and the contents of the Exhibit Index are incorporated herein by reference.

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Carlsbad, California on October 2, 2020.

Qualigen Therapeutics, Inc

By:	/s/ Michael S. Poirier
Michael S. Poirier
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael S. Poirier and Christopher L. Lotz, and each of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Chairman of the Board, President and Chief
/s/ Michael S. Poirier	Executive Officer	October 2, 2020
Michael S. Poirier	(Principal Executive Officer)

Vice President of Finance, Chief Financial Officer
/s/ Christopher L. Lotz	(Principal Financial and Accounting Officer)	October 2, 2020
Christopher L. Lotz

/s/ Amy S. Broidrick	Director	October 2, 2020
Amy S. Broidrick

/s/ Kurt H. Kruger	Director	October 2, 2020
Kurt H. Kruger

/s/ Richard A. David	Director	October 2, 2020
Richard A. David

/s/ Matthew E. Korenberg	Director	October 2, 2020
Matthew E. Korenberg

/s/ Ira E. Ritter	Director	October 2, 2020
Ira E. Ritter

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 1, 2015).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 15, 2017).
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 22, 2018).
4.4	Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 29, 2020).
4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 29, 2020).
4.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 29, 2020).
4.7	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 29, 2020).
4.8	2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 29, 2020).
*5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation
*23.1	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm
*23.2	Consent of Squar Milner LLP, independent registered public accounting firm
*23.3	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1)
*24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith.